EXHIBIT 2.1

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is entered into as of the 21st day of February, 2021, by and among First Mid Bancshares, Inc., a Delaware corporation (“Parent”), Eval Sub Inc., a Missouri corporation and a wholly owned subsidiary of Parent (“Assignor”), Eval Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), LINCO Bancshares, Inc., a Missouri corporation (the “Company), and the holders of all outstanding shares of capital stock of the Company as identified on the signature pages hereto (collectively, the “Sellers).

WHEREAS, Parent, Assignor, the Company and the Sellers entered into that certain Agreement and Plan of Merger, dated as of September 25, 2020 (the “Merger Agreement”), pursuant to the terms of which Assignor would have merged with and into the Company;

WHEREAS, on the date hereof, and pursuant to the terms hereof, Assignor desires to assign its interests in, and obligations under, the Merger Agreement to Merger Sub, and Merger Sub desires to accept the assignment of such interests and obligations under the Merger Agreement, pursuant to the terms hereof (the “Assignment”);

WHEREAS, Section 10.2 of the Merger Agreement prohibits the Assignment without the prior written consent of the other parties to the Merger Agreement; and

WHEREAS, in order to reflect the Assignment, the parties to the Merger Agreement and Merger Sub desire to make certain amendments to the Merger Agreement, in accordance with Section 10.6 of the Merger Agreement, pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

1.       Assignment. In accordance with the terms hereof, and pursuant to Section 10.2 of the Merger Agreement, Assignor and Merger Sub hereby approve, confirm and complete the Assignment, and Parent, the Company and each Seller hereby consents to the Assignment. All references to "Merger Sub" in the Merger Agreement shall refer to the Merger Sub as defined herein.

2.       General. The Merger Agreement is amended, as of the date hereof, by adding, deleting or otherwise modifying the provisions of the Merger Agreement as noted herein, including the Assignment. All other provisions of the Merger Agreement remain intact and by signing below, each of the parties hereto reaffirms its agreement to be bound by the terms and conditions of the Merger Agreement (as hereby amended by this First Amendment), as applicable. This First Amendment is part of the Merger Agreement. Capitalized terms used but not defined in this First Amendment shall have the same meanings ascribed to such terms in the Merger Agreement.

3.       Amendments.

a.                   The first sentence of Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the General and Business Corporation Law of Missouri, as amended (the “GBCLM”), and the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the company surviving the Merger (the “Surviving Company”).”

b.                   Section 1.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“1.2 Effective Time. As of the Closing, the Parties will cause (a) the articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Missouri (the “MO SOS”) as provided in the GBCLM and (b) the certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “DE SOS”) as provided in the DGCL. The Merger shall become effective on the date and time (referred to as the “Effective Time”) at which the Articles of Merger is duly filed with the MO SOS and the Certificate of Merger is duly filed with the DE SOS, or at such other date and time as is agreed among the Parties and specified in the Articles of Merger and the Certificate of Merger.”

c.                   Section 1.3(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“as a result of the Merger, the articles of incorporation and bylaws of the Company shall be the articles of incorporation and bylaws of the Surviving Company;”

d.                   Section 1.3(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“the Merger shall have the effects set forth in the applicable provisions of the GBCLM and the DGCL and, without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of Merger Sub shall be vested in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Company.”

e.                   Section 3.5(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(c) the filing of the Articles of Merger with the MO SOS under the GBCLM, and the filing of the Certificate of Merger with the DE SOS under the DGCL, and”

f.                    The second sentence of Section 4.1(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign company in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.”

g.                   The second sentence of Section 4.1(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.”

h.                   Section 4.4(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(d) the filing of the Articles of Merger with the MO SOS under the GBCLM, and the filing of the Certificate of Merger with the DE SOS under the DGCL, and”

i.                    Section 7.5 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“7.5 Delivery of Articles of Merger and Certificate of Merger. The proper officers of the Company shall have executed and delivered to Parent the Articles of Merger, in form suitable for filing with the MO SOS, and the Certificate of Merger, in form suitable for filing with the DE SOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.”

j.                    Section 8.5 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“8.5 Approval of Merger and Delivery of Articles of Merger and Certificate of Merger. The Shareholder Consent shall have been obtained, and the proper officers of Merger Sub shall have executed and delivered to the Company the Articles of Merger, in form suitable for filing with the MO SOS, and the Certificate of Merger, in form suitable for filing with the DE SOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.”

3.        Ratification. As amended by this First Amendment, the Merger Agreement is in all respects ratified and confirmed, and as so amended by this First Amendment, the Merger Agreement shall be read, taken and construed as one and the same instrument. Upon the execution of this First Amendment, each reference in the First Agreement or the Merger Agreement to “this Agreement,” “hereby,” “hereunder,” “herein,” “hereof” or words of like import referring to the Merger Agreement shall mean and refer to the Merger Agreement as amended by this First Amendment. Any and all notices, requests, certificates and other instruments executed and delivered prior to, on or after the date of this First Amendment may refer to the Merger Agreement without making specific reference to this First Amendment, but nevertheless all references to the Merger Agreement shall be a reference to such document as amended hereby.

4.       Counterparts. This First Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that each party hereto need not sign the same counterpart.

** Signature Page Follows **

IN WITNESS WHEREOF, the parties hereto have each executed this First Amendment to Agreement and Plan of Merger as of the day and year first written above.

FIRST MID BANCSHARES, INC.

By:	/s/ Michael L. Taylor
Name:	Michael L. Taylor
Title:	Senior Exeutive Vice President and Chief Operating Officer

ASSIGNOR:

EVAL SUB INC., a Missouri corporation

By:	/s/ Michael L. Taylor
Name:	Michael L. Taylor
Title:	Vice President and Secretary

EVAL SUB INC., a Delaware corporation

By:	/s/ Michael L. Taylor
Name:	Michael L. Taylor
Title:	Vice President and Secretary

[Signature Page to First Amendment to Agreement and Plan of Merger]

LINCO BANCSHARES, INC.

By:	/s/ William J. Laurie
Name:	William J. Laurie
Title	Chairman and President

SELLERS:

/s/ Nancy Walton Laurie
Nancy Walton Laurie

/s/ Elizabeth Paige Laurie
Elizabeth Paige Laurie, Trustee of the EPL LINCO Trust, dated December 1, 2015

The Nancy Walton Laurie 2011 GST Exempt Irrevocable Trust

By:	/s/ Brent P. Karasiuk
Brent P. Karasiuk, Trustee

THE NANCY WALTON LAURIE 2011 GST NON-EXEMPT IRREVOCABLE TRUST

By:	/s/ Brent P. Karasiuk
Brent P. Karasiuk, Trustee

[Signature Page to First Amendment to Agreement and Plan of Merger]